 Exhibit 4.20

HSBC USA INC.

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

Original Trustee

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Series Trustee

____________________

FIFTH SUPPLEMENTAL INDENTURE

Dated as of December 17, 2008

To

INDENTURE

Dated as of March 31, 2006

____________________

Senior Debt Securities

FIFTH SUPPLEMENTAL INDENTURE, dated as of December 17, 2008, among HSBC USA Inc., a Maryland corporation (the “Company”), Deutsche Bank Trust Company Americas, as Trustee (the “Original Trustee”), and Wells Fargo Bank, National Association, as trustee with respect to the Notes (as hereinafter defined) (the “Series Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Original Trustee executed and delivered an Indenture, dated as of March 31, 2006 (the “Indenture”), to provide for the issuance by the Company from time to time of senior debt securities evidencing its indebtedness, to be issued in one or more series as provided in the Indenture;

WHEREAS, pursuant to Board Resolutions, the Company has authorized the creation and issuance of $350,000,000 aggregate principal amount of Floating Rate Guaranteed Notes due December 19, 2011, to be originally issued on December 17, 2008 (collectively, the “Notes”);

WHEREAS, pursuant to the Board Resolution authorizing the issuance of the Notes, Wells Fargo Bank, National Association has been designated as the Series Trustee under the Indenture in respect of the Notes;

WHEREAS, Section 1101 of the Indenture provides that, without the consent of the Holders, the Company, when authorized by a Board Resolution, may enter into a supplemental indenture with the Original Trustee (i) to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of Debt Securities and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of Section 611 of the Indenture, or (ii) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Outstanding Debt Securities of any series created prior to the execution of this supplemental indenture in any material respect;

WHEREAS, the Company has requested that the Original Trustee enter into this Fifth Supplemental Indenture in connection with the Company’s appointing the Series Trustee with all the rights, powers, trusts and duties of the Original Trustee with respect to, and only with respect to, the Notes and for the purpose of supplementing and amending the Indenture pursuant to Section 1101 thereof to permit such appointment;

WHEREAS, the Company has determined that this Fifth Supplemental Indenture is authorized or permitted by Sections 1101 and 611 of the Indenture and has delivered to the Original Trustee and the Series Trustee an Opinion of Counsel to that effect and an Opinion of Counsel and an Officers’ Certificate pursuant to Section 102 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Original Trustee’s and the Series Trustee’s execution and delivery of this Fifth Supplemental Indenture have been complied with;

WHEREAS, the entering into this Fifth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, the Company, the Original Trustee and the Series Trustee agree as follows:

ARTICLE 1

AMENDMENTS

Section 1.1. Definitions. Section 101 of the Indenture is hereby amended by adding the following definitions:

“Authorized Representative” has the meaning specified in Section 2.5 of this Fifth Supplemental Indenture.

“Debt Guarantee Program” has the meaning specified in Section 2.4 of this Fifth Supplemental Indenture.

“Effective Period” has the meaning specified in Section 2.8 of this Fifth Supplemental Indenture.

“FDIC” means the Federal Deposit Insurance Corporation, a corporation organized under the laws of the United States.

“Notes” means the Company’s Floating Rate Guaranteed Notes due December 19, 2011, which Notes are guaranteed by the FDIC pursuant to its Temporary Liquidity Guarantee Program.

“Master Agreement” has the meaning specified in Section 2.10 of this Fifth Supplemental Indenture.

“Temporary Liquidity Guarantee Program” means the Temporary Liquidity Guarantee Program established pursuant to 12 C.F.R. Part 370.

Section 1.2.  Form of Note. Pursuant to Section 201 of the Indenture, the form of note relating to the Notes shall be as attached hereto as Annex A.

Section 1.3. Events of Default. Sections 501(1) and 501(2) of the Indenture shall not apply to the Notes and the following paragraphs shall hereby be inserted with respect to the Notes in lieu thereof:

(1) default (a) by the Company in the payment of any interest upon the Notes when it becomes due and payable and continuance of such default for a period of 30 days and (b) by the FDIC in the payment of any interest upon the Notes in accordance with the Temporary Liquidity Guarantee Program (12 C.F.R. Part 370); or

(2) default (a) by the Company in the payment of the principal of (or premium, if any, on) the Notes at Maturity and (b) by the FDIC in the payment of the principal of (or premium, if any, on) the Notes in accordance with the Temporary Liquidity Guarantee Program (12 C.F.R. Part 370); or

Section 1.4. Remedies. The first paragraph of Section 502 of the Indenture shall not apply to the Notes and the following paragraph shall hereby be inserted with respect to the Notes in lieu thereof:

“If an Event of Default specified in Sections 501(1) or 501(2) occurs and is continuing, then and in every such case the Series Trustee or the Holders of not less than 25% in principal amount of the Notes may declare the principal amount of the Notes and all accrued but unpaid interest to be due and payable immediately, by a notice in writing to the Company (and to the Series Trustee if given by Holders), and upon any such declaration such principal amount and interest shall become immediately due and payable. Upon payment of such amounts, all obligations of the Company in respect of the payment of principal of and interest on the Notes shall terminate.”

ARTICLE 2

APPOINTMENT OF AND ACCEPTANCE

BY SERIES TRUSTEE

ARTICLE TWO

SCOPE OF THIS SUPPLEMENTAL INDENTURE

Section 2.1. Scope of this Supplemental Indenture. The changes, modifications and supplements to the Indenture effected by this Fifth Supplemental Indenture shall only be applicable with respect to, and govern the terms of, the Notes (as defined herein), and shall not apply to any other series of Debt Securities.

Section 2.2. Appointment of Series Trustee. Pursuant to the Indenture and this Fifth Supplemental Indenture, the Company hereby appoints the Series Trustee as Trustee under the Indenture with respect to, and only with respect to, the Notes. Pursuant to the Indenture, all the rights, powers, trusts and duties of the Trustee under the Indenture shall be vested in the Series Trustee with respect to the Notes and there shall continue to be vested in the Original Trustee all of its rights, powers, trusts and duties as Trustee under the Indenture with respect to all of the series of Securities as to which it has served and continues to serve as Trustee under the Indenture.

Section 2.3. Eligibililty of Series Trustee. The Series Trustee hereby represents that it is qualified and eligible under the provisions of Section 609 of the Indenture and the provisions of the Trust Indenture Act to accept its appointment as Trustee with respect to the Notes under the Indenture and hereby accepts the appointment as such Trustee.

Section 2.4. Acknowledgement of the FDIC’s Debt Guarantee Program. The parties to the Indenture and this Fifth Supplemental Indenture acknowledge that the Company has not opted out of the debt guarantee program as set forth in 12 C.F.R. Part 370 (the “Debt Guarantee Program”) established by the FDIC under the FDIC’s Temporary Liquidity Guarantee Program.

As a result, this debt is guaranteed under the FDIC Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or June 30, 2012.

Section 2.5 Series Trustee Designated as Authorized Representative. The Series Trustee is designated under this Fifth Supplemental Indenture as the duly authorized representative of the Holders of the Notes for purposes of making claims and taking other permitted or required actions under the Debt Guarantee Program (the “Authorized Representative”). Any Holder may elect not to be represented by the Authorized Representative by providing written notice of such election to the Authorized Representative (it being understood that such election shall not affect the Series Trustee’s capacity hereunder except as the representative of such Holder under the Debt Guarantee Program). The Company hereby authorizes and directs the Authorized Representative to take all actions on behalf of the Holders that the Authorized Representative is required or empowered to take on behalf of the Holders pursuant to the Debt Guarantee Program including, without limitation, in the event the Company fails to make any payment in respect of the Notes on the date such payment is due, to take all reasonable actions to pursue guarantee payments from the FDIC pursuant to the Debt Guarantee Program.

In particular, (i) on the 30th day from the date the Company defaults in payment of interest, which default has not been cured by the Company by such 30th day, or (ii) no later than the fourth (4th) business day after Maturity, in the case of default in principal, the Authorized Representative shall make a demand on behalf of the Holders of the Notes to the FDIC for payment of the guaranteed amount under the Debt Guarantee Program. Such demand shall be accompanied by a proof of claim, which shall include evidence, to the extent not previously provided in the Master Agreement, in form and content satisfactory to the FDIC, of: (A) the Authorized Representative’s financial and organizational capacity to act as representative under the Temporary Liquidity Guarantee Program; (B) the Authorized Representative’s exclusive authority to act on behalf of the Holders of the Notes and its fiduciary responsibility to the Holders when acting as such, as established by the terms of the Indenture; (C) the occurrence of a payment default with respect to the Notes; and (D) the authority to make an assignment of the Holders’ right, title, and interest in the Notes to the FDIC and to effect the transfer to the FDIC of the Holder’s claim in any insolvency proceeding. Such assignment shall include the right of the FDIC to receive any and all distributions on the Notes from the proceeds of the receivership or bankruptcy estate. Any demand under this Section 2.5 shall be made in writing and directed to the Director, Division of Resolution and Receiverships, Federal Deposit Insurance Corporation, Washington, D.C., and shall include all supporting evidences as provided in this Section 2.5, and shall certify to the accuracy thereof.

Section 2.6. Subrogation of the FDIC. The FDIC shall be subrogated to all of the rights of the Holders and the Authorized Representative under this Indenture against the Company in respect of any amounts paid to the Holders, or for the benefit of the Holders, under the Notes by the FDIC pursuant to the Debt Guarantee Program.

Section 2.7. Assignment upon Guarantee Payment. The Holders hereby authorize the Authorized Representative, at such time as the FDIC shall commence making any guarantee payments to the Authorized Representative for the benefit of the Holders of the Notes pursuant to the Debt Guarantee Program, to execute an assignment in the form attached to the Indenture as Annex B pursuant to which the Authorized Representative shall assign to the FDIC its right to receive any and all payments from the Company under this Indenture on behalf of the Holders of the Notes. The Company hereby consents and agrees that the FDIC is an acceptable transferee for all or any portion of payments made in respect of the Notes for all purposes of the Indenture and upon any such assignment, the FDIC shall be deemed a Holder of the Notes under this Indenture for all purposes hereof, and the Company hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of the Indenture as a result of such assignment.

Section 2.8. Surrender of Senior Unsecured Debt Instrument to the FDIC. If, at any time on or prior to the expiration of the period during which the Notes are guaranteed by the FDIC under the Debt Guarantee Program (the “Effective Period”), payment in full with respect to the

Notes shall be made pursuant to the Debt Guarantee Program on the outstanding principal and accrued interest to such date of payment, the Holder shall, or the Holder shall cause the person or entity in possession to, promptly surrender to the FDIC the certificate, note or other instrument evidencing the Notes, if any.

Section 2.9. Notice Obligations to FDIC of Payment Default. If, at any time prior to the earlier of (a) full satisfaction of the payment obligations in respect of the Notes, or (b) expiration of the Effective Period with respect to thereto, the Company is in default of any payment obligation in respect of the Notes, including timely payment of any accrued and unpaid interest in respect of the Notes, without regard to any cure period, the Authorized Representative covenants and agrees that it shall provide written notice to the FDIC within one (1) Business Day of such payment default at the address set forth below, or at such other address or by such other means of delivery as the FDIC may specify from time to time:

The Federal Deposit Insurance Corporation

Deputy Director, Receivership Operations Branch

Division of Resolutions and Receiverships

Attention: Master Agreement

550 17th Street, N.W.

Washington, DC 20429

Section 2.10. Ranking. Any indebtedness of the Company to the FDIC arising under Section 2.03 of the Master Agreement entered into by the Company and the FDIC in connection with the Debt Guarantee Program (the “Master Agreement”) will constitute a senior unsecured general obligation of the Company, ranking pari passu with the Notes issued hereunder.

Section 2.11. No Modifications without FDIC Consent. Notwithstanding anything to the contrary contained in Article XI of the Indenture, without the express written consent of the FDIC, the parties hereto agree not to amend, modify, supplement or waive any provision in this Fifth Supplemental Indenture or the Notes that is related to the principal or interest payment, default or ranking of the Notes; that is required to be included herein or therein pursuant to the Master Agreement; or any provision herein or therein that would require the consent of each Holder of the Notes.

Section 2.12. Form of Assignment. The Indenture is hereby amended by attaching as Annex B thereto the Form of Assignment attached to this Fifth Supplemental Indenture as Annex B.

Section 2.13. Security Registrar and Paying Agent. Pursuant to the Indenture, the Company hereby appoints HSBC Bank USA, N.A. as “Security Registrar” and “Paying Agent” with respect to the Notes.

ARTICLE 3

MISCELLANEOUS

Section 3.1. Definitions. For all purposes of the Indenture, except as otherwise expressly provided or unless the context requires otherwise a term defined in the Indenture and not otherwise defined herein has the same meaning when used in this Fifth Supplemental Indenture.

5

Section 3.2. Confirmation of Indenture. The Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and this Fifth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.3. Concerning the Trustees. Neither the Original Trustee nor the Series Trustee assumes any duties, responsibilities or liabilities by reason of this Fifth Supplemental Indenture other than as set forth in the Indenture and, in carrying out its responsibilities hereunder, each shall have all of the rights, powers, privileges, protections and immunities which it possesses under the Indenture. The Original Trustee shall have no liability for any acts or omissions of the Series Trustee including, without limitation, with respect to the obligations of the Series Trustee as Authorized Representative, and the Series Trustee shall have no liability for any acts or omissions of the Original Trustee.

Section 3.4. Governing Law. This Fifth Supplemental Indenture shall be deemed to be a contract made and to be performed entirely in the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.5. Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

6

IN WITNESS WHEREOF, this Fifth Supplemental Indenture has been duly executed by the Company, the Original Trustee and the Series Trustee as of the day and year first written above.

HSBC USA INC.
	By:	/s/ S. Eggelhoefer
		Name:	Steven R. Eggelhoefer
		Title:	Executive Vice President and Head of Balance Sheet Management, Americas
Attest: /s/ Blair D. Selber
SEAL

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Original Trustee By: Deutsche Bank National Trust Company
By:	/s/ Irina Golovashchuk
	Name:	Irina Golovashchuk
	Title:	Assistant Vice President
Attest: /s/ Estelle Lawrence
Estelle Lawrence Assistant Vice President SEAL
DEUTSCHE BANK TRUST COMPANY AMERICAS, as Original Trustee By: Deutsche Bank National Trust Company
By:	/s/ David Contino
	Name:	David Contino
	Title:	Vice President
Attest: /s/ Estelle Lawrence
Estelle Lawrence Assistant Vice President SEAL

7

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Series Trustee and Authorized Representative
By:	/s/ Raymond Delli Colli
	Name:	Raymond Delli Colli
	Title:	Vice President
Attest: /s/ Todd Winchel
SEAL

8

STATE OF NEW YORK,	)
COUNTY OF NEW YORK	)	ss:

On the 15th day of December, 2008, before me personally came Steven Eggelhoefer, to me known, who, being by me duly sworn, did depose and say that he is the Head of BSM of HSBC USA Inc. one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that t was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

/s/ Vincent J. Toia
Notary Public

Vincent J. Toia

Notary Public, State of New York

No. 01-4989328

Qualified in Suffolk County

Cert. Filed in New York County

Commission Expires Dec. 02, 2009

STATE OF NEW JERSEY,	)
COUNTY OF Monmouth	)	ss:

On the 15th day of December, 2008, before me personally came Irina Golovashchuk, to me known, who, being by me duly sworn, did depose and say that she is the Assistant Vice President of Deutsche Bank National Trust Company Americas, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

/s/ Jeffrey Schoenfeld
Notary Public

Jeffrey Schoenfeld

Notary Public

New Jersey

My Commission Exp. 08-17-2012

STATE OF NEW JERSEY,	)
COUNTY OF Monmouth	)	ss:

On the 15th day of December, 2008, before me personally came David Contino, to me known, who, being by me duly sworn, did depose and say that he is the Vice President of Deutsche Bank National Trust Company Americas, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

/s/ Jeffrey Schoenfeld
Notary Public

Jeffrey Schoenfeld

Notary Public

New Jersey

My Commission Exp. 08-17-2012

STATE OF NEW YORK,	)
COUNTY OF KINGS	)	ss:

On the 17th day of December, 2008, before me personally came Raymond Delli Colli, to me known, who, being by me duly sworn, did depose and say that he is a Vice President of Wells Fargo Bank, National Association, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

/s/ Robert Bilodeau
Notary Public

Robert W. Bilodeau

No. 01B16138201

Notary Public, State of N.Y.

Qualified in Queens County

My Commission Expires 12/12/2009

Annex A

FLOATING RATE GLOBAL NOTE
NO.[	]

Registered

CUSIP No. 4042E8AA3
ISIN No. US4042E8AA39

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR OF THE DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR.

This debt is guaranteed under the Federal Deposit Insurance Corporation (“FDIC”) Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or June 30, 2012.

HSBC USA INC.

GLOBAL NOTE

representing

Floating Rate Guaranteed Notes due December 19, 2011

HSBC USA INC., a Maryland corporation (herein called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [$ ] on December 16, 2011 and to pay interest thereon at a rate per annum equal to LIBOR (as determined from time to time as provided on the reverse hereof) plus 0.90%. The Company will pay interest from December 16, 2008, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, monthly on the 19th day of each month (beginning on January 19, 2009), until the principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Holder of this Note (or one or more Predecessor Notes) of record at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) preceding such Interest Payment Date except that interest payable at maturity shall be paid to the same Person to whom the principal of this Note is payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Holder of this Note (or one or more Predecessor Notes) of record at the close of business on a Special Record Date fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to Holders not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Payment of the principal of this Note and, unless otherwise paid as hereinafter provided, the interest (if any) thereon will be made at the office or agency of the Company in New York, New York or at such other office or agency as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check or draft mailed to the Person entitled thereto at the address appearing in the Security Register. Additional provisions of this Note are set forth on the reverse hereof.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee, by manual signature, this Global Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Global Note to be duly executed.

HSBC USA INC.

ATTEST:______________________	By:________________________
Name:	Mick Forde	Name:	Steven R. Eggelhoefer
Title:	Assistant Secretary	Title:	Executive Vice President and

Head of Balance Sheet Management,

Americas

CERTIFICATE OF AUTHENTICATION

This is one of the Global Notes of the series designated herein referred to in the within mentioned Indenture.

Dated:	December 17, 2008

Wells Fargo Bank, National Association, as Series Trustee

By: _____________________________

Title: ____________________________

                                                                                  [Reverse of Note]

HSBC USA INC.
FLOATING RATE GUARANTEED NOTES DUE DECEMBER 19, 2011

This Note is one of a duly authorized issue of notes of the Company (herein called the "Notes"), issuable in series, unlimited in aggregate principal amount except as may be otherwise provided in respect of the Notes of a particular series, issued and to be issued under and pursuant to an Indenture dated as of March 31, 2006, duly executed and delivered by the Company to Deutsche Bank Trust Company Americas, as Trustee, and is one of a series designated as Floating Rate Guaranteed Notes due December 19, 2011 (herein called the "Floating Rate Guaranteed Notes"). Reference is hereby made to the Indenture dated as of March 31, 2006 and all indentures supplemental thereto, including the Fifth Supplemental Indenture dated as of December 17, 2008 pursuant to which Wells Fargo Bank, National Association was appointed Trustee with respect to the Floating Rate Guaranteed Notes (hereinafter called the "Indenture"). The Floating Rate Guaranteed Notes are general unsecured obligations of the Company.

Interest on the Floating Rate Guaranteed Notes will be payable monthly on the 19th day of each month commencing January 19, 2009 (each an "Interest Payment Date"). Interest payable on each Interest Payment Date will include interest accrued from and including December 17, 2008 or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date. Interest payable prior to maturity will be payable to the Person in whose name a Floating Rate Note is registered at the close of business on the fifteenth calendar day (whether or not a Business Day) preceding an Interest Payment Date. The interest payment at maturity will include interest accrued to but excluding the maturity date and will be payable to the Person to whom principal is payable. If an Interest Payment Date is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day unless such day falls in the next calendar month, in which case such Interest Payment Date shall be the immediately preceding day that is a Business Day. The amount of interest payable will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360.

“Business Day” means any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and that is also a London Business Day. "London Business Day" means any day on which dealing in deposits in U.S. dollars are transacted in the London interbank market.

"Interest Period" shall mean the period beginning on and including December 17, 2008 to but excluding the first Interest Payment Date and each successive period from and including an Interest Payment Date to but excluding the next Interest Payment Date.

"Interest Reset Date" means the first day of any Interest Period.

The "Spread" for each Interest Period will be 0.90%.

The per annum rate of interest for each Interest Period will be (i) LIBOR (as defined herein) on the second London Business Day preceding the Interest Reset Date for such Interest Period (the "Interest Determination Date") plus (ii) the Spread. "LIBOR" for each Interest Period will be determined by the Company in accordance with the following provisions:

(i) On each Interest Determination Date, the Company will ascertain the offered rate for one-month deposits in U.S. dollars in the London interbank market, which appears on the Designated LIBOR Page as of 11:00 a.m. (London time) on such Interest Determination Date.

(ii) If such rate does not appear on the Designated LIBOR Page, or the Designated LIBOR Page is unavailable, the Company will request four major banks in the London interbank market (the "Reference Banks") to provide the Company with their offered quotation (expressed as a rate per annum) for one-month deposits in U.S. dollars to leading banks in the London interbank market, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time, at approximately 11:00 a.m. (London time) on the Interest Determination Date. If at least two such quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of such quotations.

(iii) If less than two of the Reference Banks provide the Company with such offered quotations, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York selected by the Company at approximately 11:00 a.m., New York City time, on that Interest Determination Date for one-month loans in U.S. dollars to leading European banks, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Company are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

"Designated LIBOR Page" means the Reuters screen “LIBOR 01” page (or such other page as may replace such page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

The Floating Rate Guaranteed Notes are not redeemable prior to maturity and are not entitled to any sinking fund.

If an Event of Default concerning: (1) default (a) by the Company in the payment of any interest upon the Floating Rate Guaranteed Notes when it becomes due and payable and continuance of such default for a period of 30 days and (b) by the FDIC in the payment of any interest upon the Floating Rate Guaranteed Notes in accordance with the Temporary Liquidity Guarantee Program (12 C.F.R. Part 370); or (2) default (a) by the Company in the payment of the principal of (or premium, if any, on) the Floating Rate Guaranteed Notes at Maturity and (b) by the FDIC in the payment of the principal of (or premium, if any, on) the Floating Rate Guaranteed Notes in accordance with the Temporary Liquidity Guarantee Program (12 C.F.R. Part 370), shall occur and is continuing, the principal of the Floating Rate Guaranteed Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment of such amounts, all of the Company’s obligations in respect of the payment of the principal of and interest, if any, on the Floating Rate Guaranteed Notes shall terminate.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Company on this Floating Rate Guaranteed Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Floating Rate Guaranteed Note.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Debt Securities at the time Outstanding of each series that is affected by such amendment or modification, except that certain amendments specified in the Indenture may be made without approval of Holders of the Outstanding Debt Securities; provided, however, that the express written consent of the FDIC will be required to amend, modify or waive any provision of the Floating Rate Guaranteed Notes or the provisions of the Indenture relating to principal, interest, default or ranking provisions of the Floating Rate Guaranteed Notes; any provisions of the Floating Rate Guaranteed Notes or the Indenture required to be included by a “Master Agreement” between the Company and the FDIC relating to the Company’s participation in the “Debt Guarantee Program” component of the FDIC’s Temporary Liquidity Guarantee Program; or any other provision that would require the consent of all Holders of the Floating Rate Guaranteed Notes. The Indenture also contains provisions permitting (i) the Holders of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series to waive on behalf of the Holders of such series compliance by the Company with certain provisions of the Indenture and (ii) the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Floating Rate Guaranteed Note shall be binding upon such Holder and upon all future Holders of this Floating Rate Guaranteed Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Floating Rate Guaranteed Note.

No reference herein to the Indenture and no provision of this Floating Rate Guaranteed Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Floating Rate Guaranteed Note at the times, place and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, transfer of this Floating Rate Guaranteed Note is registrable on the Security Register, upon surrender of this Floating Rate Guaranteed Note for registration of transfer at the office or agency of the Company in New York, New York duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Floating Rate Guaranteed Notes, of authorized denominations and for a like aggregate principal amount, will be issued to the designated transferee or transferees.

The Floating Rate Guaranteed Notes are issuable only as registered Notes without coupons in denominations of $100,000 or any integral multiple of $1,000 in excess thereof authorized by the Company. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of the same series containing identical terms and provisions and of different authorized denominations, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Floating Rate Guaranteed Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Floating Rate Guaranteed Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Floating Rate Guaranteed Note is exchangeable by the Company only if (x) the Depository notifies the Company that it is unwilling or unable to continue as Depository for this Global Note or if at any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended and a successor depositary has not been appointed by the Company within 90 days, (y) the Company in its sole discretion determines that this Floating Rate Guaranteed Note shall be exchangeable for certificated Floating Rate Guaranteed Notes in registered form, or (z) an Event of Default described above has occurred and is continuing with respect to the Floating Rate Guaranteed Notes; provided, that the certificated Floating Rate Guaranteed Notes so issued by the Company in exchange for this permanent Global Note shall be in denominations of $100,000 and any integral multiple of $1,000 in excess thereof and be of like aggregate principal amount and tenor as the portion of this permanent Global Note to be exchanged, and provided further that, unless the Company agrees otherwise, Notes of this series in certificated registered form will be issued in exchange for this permanent Global Note, or any portion hereof, only if such Notes in certificated registered form were requested by written notice to the Trustee or the Securities Registrar by or on behalf of a Person who is beneficial owner of an interest hereof given through the Holder hereof. Except as provided above, owners of beneficial interests in this permanent Global Note will not be entitled to receive physical delivery of Notes in certificated registered form and will not be considered the Holders thereof for any purpose under the Indenture.

All terms used in this Floating Rate Guaranteed Note which are defined in the Indenture have the meanings assigned to them in the Indenture.

                                                                           ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

Name and Address of Assignee

___________________________________________(____________________)
Social Security Number or other identifying number of Assignee the within Global Note and all rights thereunder, hereby irrevocably constituting and appointing ______________________ Attorney to transfer said Global Notes on the books of the Company, with full power of substitution in premises.

Dated:____________________________________________________________

NOTICE: The Signature to this Assignment must correspond with the name written upon the face of this Note in every particular, without alteration or enlargement or any change whatever.

Annex B

FORM OF ASSIGNMENT1

This Assignment is made pursuant to the terms of Section 2.7 of the Fifth Supplemental Indenture, dated as of December 17, 2008 (the “Fifth Supplemental Indenture”), among HSBC USA Inc., a Maryland corporation (the “Company”), Deutsche Bank Trust Company Americas, as Trustee (the “Original Trustee”), and Wells Fargo Bank, National Association, as trustee with respect to the Notes (as hereinafter defined) (the “Series Trustee”), to the Indenture, dated as of March 31, 2006, between the Company and the Original Trustee (as supplemented by the Fifth Supplemental Indenture, the “Indenture”), acting on behalf of the Holders of the Notes issued under the Indenture who have not opted out of representation by the Series Trustee (the “Holders”) with respect to the Notes. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

For value received, the Series Trustee, on behalf of the Holders (the “Assignor”), hereby assigns to the Federal Deposit Insurance Corporation (the “FDIC”), without recourse, all of the Assignor’s respective rights, title and interest in and to: (a) the certificates or other instruments evidencing the Notes; (b) the Indenture; and (c) any other instrument or agreement executed by the Company regarding obligations of the Company under the Notes or the Indenture (collectively, the “Assignment”).

The Assignor hereby certifies that:

1. Without the FDIC’s prior written consent, the Assignor has not:

(a) agreed to any material amendment of the Notes or the Indenture or to any material deviation from the provisions thereof; or

(b) accelerated the maturity of the Notes.

[Instructions to the Assignor: If the Assignor has not assigned or transferred any interest in the Notes and related documentation, such Assignor must include the following representation.]

2. The Assignor has not assigned or otherwise transferred any interest in the Notes or Indenture;

[Instructions to the Assignor: If the Assignor has assigned a partial interest in the Notes and related documentation, the Assignor must include the following representation.]

2. The Assignor has assigned part of its rights, title and interest in the Notes and the Indenture to _____________ pursuant to the __________ agreement, dated as of ____________, 20__, between ___________, as assignor, and ___________, as assignee, an executed copy of which is attached hereto.

The Assignor acknowledges and agrees that this Assignment is subject to the Indenture and to the following:

_________________________

1               This Form of Assignment shall be modified as appropriate if the assignment is being made by an individual Holder rather than the Series Trustee or if the Notes being assigned are not in certificated form or otherwise represented by a written instrument.

1.            In the event the Assignor receives any payment under or related to the Notes or the Indenture from a party other than the FDIC (a “Non-FDIC Payment”):

(a)          after the date of demand for a guarantee payment on the FDIC pursuant to 12 C.F.R. Part 370, but prior to the date of the FDIC’s first guarantee payment under the Indenture pursuant to 12 C.F.R. Part 370, the Assignor shall promptly but in no event later than four (4) Business Days after receipt notify the FDIC of the date and the amount of such Non-FDIC Payment and shall apply such payment as payment made by the Company, and not as a guarantee payment made by the FDIC, and therefore, the amount of such payment shall be excluded from this Assignment; and

(b)          after the FDIC’s first guarantee payment under the Indenture, the Assignor shall forward promptly to the FDIC such Non-FDIC Payment in accordance with the payment instructions provided in writing by the FDIC.

2.            Acceptance by the Assignor of payment pursuant to the Debt Guarantee Program on behalf of the Holders shall constitute a release by such Holders of any liability of the FDIC under the Debt Guarantee Program with respect to such payment.

The Person who is executing this Assignment on behalf of the Assignor hereby represents and warrants to the FDIC that he/she/it is duly authorized to do so.

******

IN WITNESS WHEREOF, the Assignor has caused this instrument to be executed and delivered this ____ day of ____________, 20__.

Very truly yours,

[ASSIGNOR]

By:	__________________________
(Signature)
Name:	__________________________
(Print)
Title:	__________________________
(Print)

Consented to and acknowledged by this ____ day of ________, 20__:

THE FEDERAL DEPOSIT INSURANCE CORPORATION

By:	__________________________
(Signature)
Name:	__________________________
(Print)
Title:	__________________________
(Print)